Exhibit 10.1

STATE OF TEXAS

COLLIN COUNTY

TORCHMARK CORPORATION NON-QUALIFIED STOCK OPTION

GRANT AGREEMENT

TORCHMARK CORPORATION, a corporation organized and existing under the laws of the state of Delaware (the “Company”), does hereby grant and give unto Mark S. McAndrew (the “Optionee”), the following non-qualified stock option (the “Option”) upon the terms and conditions hereinafter set forth.

AUTHORITY FOR GRANT

1. Stock Incentive Plan. The Option is granted under the provisions of the Torchmark Corporation 2011 Incentive Plan (the “Plan”), as a non-qualified option and is subject to the terms and provisions of the Plan. Capitalized terms used but not defined herein shall have the meaning given them in the Plan which is incorporated by reference herein.

TERMS OF OPTION

2. Number of Shares. The Optionee is hereby granted an option to purchase from the Company 35,000 shares (the “Shares”) of the company’s common capital stock.

3. Option Price Per Share. The option price for each Share subject to the Option shall be $64.59, the closing price of the Stock on the New York Stock Exchange Composite Tape on May 29, 2013, which is the “Grant Date”.

4. Option Period. Subject to the Optionee’s continued compliance with the provisions contained in Paragraph 7. Noncompetition/Confidentiality/Nonsolicitation of this Agreement, the Option shall be and become first exercisable to the extent of 50% of the Shares on and after February 22, 2014. The remaining Shares shall become exercisable on and after February 22, 2015. Notwithstanding any other provision of this Agreement, if the Option is not exercised with respect to all Shares prior to five (5) years from the Grant Date, it shall terminate and the parties hereto shall have no further rights or obligations hereunder. For the purposes of this agreement, “Option Period” shall mean the five (5) year period commencing on the Grant Date.

5. Method of Exercise. The Option may be exercised in whole or in part at any time during the Option Period, by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Compensation Committee of the Torchmark Board of Directors (the “Committee”). Payment in full or in part may also be made in the form of unrestricted stock already owned by the Optionee (based on the fair market value of the stock on the date the Option is exercised). The Optionee shall have the rights to dividends or other rights of a stockholder with respect to the Shares subject to the option when the Optionee has given written notice of exercise and has paid in full for such Shares.

6. Transferability of Option. The Option may be transferred by the Optionee to members of his or her Immediate Family (the children, grandchildren or spouse of the Optionee), to one or more trusts for the benefit of such Immediate Family members or to one or more partnerships where such Immediate Family members are the only partners if (i) the Optionee has received express written approval of such transfer from the Committee and (ii) the Optionee does not receive any consideration in any form whatsoever for said transfer. Except as provided in the foregoing sentence, the Option shall not be transferable by the Optionee other than by will or by the laws of descent and distribution.

7. Noncompetition/Confidentiality/Nonsolicitation. Upon Optionee’s separation from employment from the Company for any reason for a period of two (2) years from the date of such separation, Optionee agrees not to engage or participate, directly or indirectly, in any capacity, including but not limited to as an employee, consultant, advisor, contractor, partner, owner or otherwise, in a competing business, which is one that provides the same or substantially similar products or services as the Business. “Business” is defined as product development, marketing, sales and servicing of life and health insurance products including individual and group life insurance and accidental death insurance, supplemental health insurance products including cancer, critical illness, hospital indemnity along with Medicare supplement and Medicare Part D prescription drug coverage through captive agents, independent agents and direct response marketing channels in the United States, Canada, New Zealand and Ireland (referred to herein as the “Business”). Optionee further agrees that he will not serve as a Board member for any company that provides the same or similar products or services as the Business. Optionee also agrees and understands that this noncompetition agreement extends to competition in any state in which Optionee worked or directed work for the Company or in which the Company has plans or intentions for future business operations and includes the territories identified in the definition “Business” (provided Optionee had knowledge of these plans) (referred to as the “Restricted Area”).

Optionee acknowledges that the Restricted Area, scope of prohibited activities, and the two (2) year time period are reasonable and are no broader than are necessary to protect Company’s legitimate business interests. Optionee also acknowledges that the Company would not be providing the benefits set forth in this Agreement but for Optionee’s covenants and promises contained in this Section. Optionee further agrees that during the non-competition term, Optionee shall immediately notify the Company in writing of any employment, work, or business he undertakes with or on behalf of any person (including himself) or entity other than the Company.

Optionee further expressly agrees and understands that the Company has disclosed confidential information to Optionee. Optionee agrees that he will not utilize nor disclose to any third party any of the Company’s confidential and proprietary information at any time in the future. In consideration of the Company disclosing confidential information to Optionee and/or for the consideration provided to Optionee by the Company in this Agreement, which Optionee acknowledges is sufficient and reasonable consideration, Optionee has agreed to the non-competition provisions set forth herein.

Optionee also agrees that for a period of two (2) years following the separation of his employment with the Company for any reason, he will not solicit the clients or customers of the Company in order to request or advise such clients or customers to end, change or curtail their business relationship with the Company. In addition, Optionee agrees that for a period of two (2) years following the separation of his employment for any reason, he will not solicit any employee of the Company in order to request or advise any such employee to end, change or curtail their employment relationship with the Company.

If for any reason any court of competent jurisdiction finds any provision of this Section to be unreasonable in duration or scope or otherwise, Company and Optionee agree that the restrictions and prohibitions contained in this Section shall be effective to the fullest extent allowed under applicable law. Each covenant set forth in this Section shall survive the termination of this Agreement and Optionee’s employment for any reason and shall be construed as an agreement independent of any other provision of this Agreement.

Optionee acknowledges and agrees that the covenants, obligations and agreements of Optionee contained in this Section concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause Company irreparable injury for which adequate remedies at law are not available. Therefore, Optionee agrees that Company will be entitled to an injunction, restraining order, or any other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Optionee from committing any violation of the covenants, obligations or agreements referred to in this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies Company may have against Optionee.

In addition, Optionee agrees that if he violates the terms of this Paragraph or if the terms of this Section are determined to be unenforceable by any court of competent jurisdiction, Executive shall forfeit and not be entitled to receive the grant of the Option set forth herein. The Company shall be relieved from any obligation to provide Optionee with the Option and this Agreement shall be void and of no further force or effect if this Section is breached or found to be unenforceable. If Optionee has already exercised the Option, Optionee agrees that he shall repay the Company the value of the Option on the date it was exercised by Optionee upon five (5) days written notice.

8. Termination by Death. If the Optionee shall die prior to the Option becoming fully exercisable pursuant to Section 4 of this Agreement, the Option shall become immediately exercisable and may thereafter be exercised by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, during the period ending on the expiration of the stated term of the Option or the first anniversary of the Optionee’s death, whichever is later.

GENERAL TERMS AND PROVISIONS

9. Shares Listed on the Exchange. The Shares for which the Option is hereby granted shall have been listed on the New York Stock Exchange at the time the Option is exercised.

10. Shares May be Newly Issued or Purchased. The Shares to be delivered upon exercise of the Option shall be made available, at the discretion of the Company, either from authorized but previously unissued Shares or from Shares held in the treasury of the Company.

11. Adjustment of Shares for Recapitalization. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in the number and price of Shares.

12. Payment of Taxes. The Optionee shall, no later than the date as of which the value of any portion of the Option first becomes includable in his/her gross income for Federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee, in its sole discretion, regarding payment of, the minimum Federal, state, local or FICA taxes of any kind required by the law to be withheld with respect to the Option. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements.

The Optionee may elect, subject to the approval of the Committee, to satisfy his/her minimum Federal, and where applicable, FICA, state and local tax withholding obligations arising from all awards by the reduction in an amount necessary to pay any such minimum withholding tax obligations, of the number of Shares of stock or amount of cash otherwise issuable or payable to said Optionee upon the issuance of Shares or payment of cash in respect of an Option. The Company and, where applicable, its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such minimum withholding taxes owed by an Optionee who is not subject to Section 16 of the 1934 Act from any payment of any kind otherwise due to said Optionee.

13. Headings. The headings contained herein are for convenience of reference only, do not constitute a part of this Grant Agreement and shall not be deemed to limit or affect any of the provisions hereof.

14. Notices. Any notices required by or permitted to be given to the Company under this Agreement shall be made in writing and addressed to the Secretary of the Company in care of the Company’s Legal Department, 100 Concourse Parkway, Suite 350, Hoover, Alabama 35244. Any such notice shall be deemed to have been given when received by the Company.

15. Effective Date of Stock Option. This Option has been executed this 31st day of May, 2013, effective as of May 29, 2013.

TORCHMARK CORPORATION

By:	/s/ Gary L. Coleman
Its:	Authorized Officer

/s/ Mark S. McAndrew
Optionee